UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2012

Hurco Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-9143	35-1150732
(Commission File Number)	(IRS Employer Identification No.)

One Technology Way
Indianapolis, Indiana	46268
(Address of Principal Executive Offices)	(Zip Code)

(317) 293-5309

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of December 7, 2012, Hurco Companies, Inc. entered into a new credit agreement with JPMorgan Chase Bank, N.A. in its capacity as administrative agent and the financial institutions party thereto as lenders to replace our prior credit agreement, dated as of December 7, 2007.  Under the prior credit agreement, we had a $15.0 million unsecured revolving credit facility, a letter of credit facility with a maximum amount for outstanding letters of credit of $3 million and a back up letter of credit facility in the amount of 100 million Taiwan Dollars or approximately $3.5 million.  Pursuant to the new credit agreement, the lenders will provide us with a $12.5 million unsecured revolving credit and letter of credit facility, with a $3.0 million maximum amount for outstanding letters of credit. The scheduled maturity date of the new credit agreement is December 7, 2014.  Given our current cash position, management determined that a $12.5 million revolving credit facility was sufficient to meet our needs during the term of the new credit agreement; moreover the reduction in the size of the line from the prior credit agreement facilitated more favorable pricing and covenants.

Borrowings under the new credit agreement will bear interest at a LIBOR-based rate or a floating rate of 1% above the prevailing prime rate. The floating rate will not be less than the greatest of (a) a one month LIBOR-based rate plus 1.00% per annum, (b) the federal funds effective rate plus 0.50% per annum, and (c) the prevailing prime rate. The rate we must pay for that portion of the new credit agreement which is not utilized is 0.05% per annum.

The new credit agreement permits us to make investments in subsidiaries of up to $5.0 million, an increase from the amount permitted in the prior credit agreement. Further, the new credit agreement replaces the financial covenants that were in the prior credit agreement with a minimum working capital requirement of $90.0 million and a minimum tangible net worth requirement of $120.0 million. The new credit agreement will permit us to pay cash dividends in an amount not to exceed $1.0 million per calendar year so long as we are not in default before and after giving effect to such dividends.  The remaining covenants in the new credit agreement are substantially the same as those that were in the prior credit agreement.

In addition, Hurco Europe Limited ("Hurco Europe"), our wholly owned subsidiary, amended and restated its facility agreement, dated as of December 7, 2007, with a London Branch of JPMorgan Chase Bank, N.A. The new U.K. facility provides a £1.0 million revolving line of credit with a scheduled maturity date of December 7, 2014. Borrowings under this new U.K. facility will bear interest at a LIBOR-based rate plus 1.00%. We have guaranteed the obligation of Hurco Europe. The other material terms of the U.K. Facility are unchanged.

This summary is qualified in its entirety by the full text of the new credit agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Credit Agreement dated as of December 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2012

HURCO COMPANIES, INC.

By:	/s/ John G. Oblazney
John G. Oblazney, Vice President and
Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement dated as of December 7, 2012.